Exhibit 10.1

NON-INTEREST BEARING PROMISSORY NOTE AND ASSIGNMENT OF EQUITY

US$250,000.00                                                                                                  Boise, Idaho

October 1, 2007

FOR VALUE RECEIVED, THE UNDERSIGNED, Global Techiques, a duly formed and registered corporation domiciled in Cairo, Egypt and doing business as PCS Middle East, and PCS Middle East Company, a registered Saudi Arabian corporation (collectively, “Borrowers”), and Borrowers’  principal owner, Mohamed Yasser Refai (“Owner”), jointly and severally promise to pay to the order of PCS Edventures!.com, Inc., an Idaho U.S. corporation, its successors and assigns (“Lender”), the principal sum of Two Hundred Fifty Thousand Dollars (US$250,000.00),  together with all other sums due hereunder or under the terms of the Assignment of Equity made by Owner for the benefit of Lender pursuant to paragraph 2 below (the “Assignment of Equity”) (which may be collectively referenced in this Note as the “Obligations”), in lawful money of the United States of America.  The Obligations shall be payable at the office of Lender at 345 Bobwhite Court, Suite 200, Boise, Idaho 83706 or at such other address either within or without the State of Idaho, as Lender hereof may from time to time designate.  The Obligations shall be paid at the times and in the manner set forth below.

1. Maturity:  The unpaid principal balance of this Note, if not sooner paid, shall be due and payable in full on December 31, 2007 (the “Maturity Date”); provided, however, that Borrowers may extend the Maturity Date under the following circumstances:  If and only if Borrowers provide Lender, on or before December 31, 2007, with documentation satisfactory to Lender that the Saudi Ministry of Education and  PCS Middle East, the Saudi Arabian company (“Saudi Company”), have entered into a binding and enforceable contract for the project as defined by the attached letter  from the Chief of the Office of the Prime Minister to the Minister of Education (“MOE”), then Borrowers may extend the Maturity Date to the earlier of (i) January 31, 2008 or (ii) three (3) business days following the MOE’s release of funding pursuant to such contract.

2. Assignment of Equity:  Upon execution and delivery of this Note by Borrowers,  Owner shall transfer, and by executing and delivering this Note Owner does hereby sell, transfer and convey,  to Lender beneficial ownership of twenty-five percent (25%) of the stock or other equity interest the Saudi Company.  Contingent upon full payment of the principal balance of this Note on or before the Maturity Date, Owner shall be entitled to redeem this equity interest in the Saudi Company by paying Lender US$6250.00 simultaneously with full payment of this Note.  However, this redemption right shall terminate and be extinguished  automatically upon default of any of the Obligations under this Note, including (without limitation, failure to pay this Note in full on or before the Maturity Date or any other Event of Default under paragraph 7 of this Note).

3. Application of Repayments:  All payments made on this Note shall be applied first to the reduction of the outstanding principal balance of this Note and then the balance, if any, to the redemption of the equity interest in the Saudi Company

4. Prepayment:  Borrower shall have the right to prepay all or any part of the Obligations at any time.

5. Representations, Warranties and Covenants:    Borrowers and Owners jointly and severally represent and warrant to Lender and covenant with Lender as follows:

5.1 Owner is the record and beneficial owner and holder of all of the authorized, issued and outstanding stock or other equity interest in the Saudi Company, free and clear of all encumbrances.  No person or entity other than Owner has any ownership or equity interest (including options or other rights) in the Saudi Company. No legend or other reference to any purported encumbrance appears upon any certificate representing the equity interest in the Saudi Company transferred to Lender in accordance with paragraph 2 above.   All of the outstanding equity interests in the Saudi Company have been duly authorized and validly issued and are fully paid and nonassessable.

5.2 Each of the Borrowers is duly organized, validly existing and in good standing under the laws of its domicile, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all obligations under its contracts.  In particular, but without limitation, the Saudi Company  is duly organized, validly existing and in good standing under the laws of Saudi Arabia.  Each of the Borrowers is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.  Seller owns one hundred percent (100%) of the issued and outstanding shares of Company Stock.  No person or entity other than Seller has any ownership or equity interest (including options or other rights) in the Company.

5.3 The execution and delivery of this Note, the consummation of the transactions contemplated hereby (including, without limitation, Owner’s transfer to Lender of the equity interest in the Saudi Company as provided in paragraph 2 above) and the performance by Borrower and Owner of their Obligations hereunder and the compliance by Borrowers and Owner with this Note do not (i)  violate, contravene or breach, or constitute a default under, the organizational or other  governance documents articles of either of the Borrowers; or (ii) violate, contravene or breach, or constitute a default under any order, judgment, contract or commitment to which Owner or either Borrower or any property thereof is subject, is bound or has made.

5.4 This Note constitutes the legal, valid and binding obligation of Owner and each of  the Borrowers, enforceable against each of them in accordance with its terms.  Each of the Owner and the Borrowers has have the absolute and unrestricted right, power and authority to execute and deliver this Note and to perform its respective  Obligations under this Note; and such action has been duly authorized by all necessary action by the Owner and each of the Borrowers.  Upon execution and delivery of this Note, each of the Borrowers shall deliver to Lender copies of all resolutions or other documents duly authorized by the governing body of each entity, authorizing the execution, delivery and performance of this Note and designating Mohammed Yasser Refai as the  officer or other representative with authority to execute and deliver this Note on behalf of each of the Borrowers.

5.5 Neither Owner nor either of the Borrowers is required to give any notice to or obtain any consent or approval from any person or governmental entity in connection with the execution, delivery or performance of its respective Obligations under this Note.

5.6 Owner and each of the Borrowers shall execute and deliver all documents and take all such other actions as may be required to effect the transactions contemplated by this Note.

5.7 Time is of the essence with respect to the Obligations to be performed under this Note.

5.8 The proceeds of this Note shall be applied by Borrowers and Owner pursuant to the attached “use of proceeds plan” in connection with the proposal submitted by Muhammed Yassir Refai, executive manager of the PCS Middle East Company, to the Office of the Prime Minister (council of ministers) and the Ministry of Education of the Kingdom of Saudi Arabia relating to the curriculum development project and compliance with the national standards for teaching technology, involving simplification of teaching mathematics, science and physics using robotics and electronics labs.

5.9 Owner and Borrowers acknowledge and agree that Lender is advancing US$250,000 to Borrowers in reliance on the commitment by Owner and Borrowers that (i) Lender is now and shall continue to be the only supplier of teacher training, robotics and electronics Labs and content to the Saudi Company for the project as defined by the attached letter from the Chief of the Office of the Prime Minister to the Minister of Education (provided, however, that the Saudi Company shall  be entitled to obtain digital boards, E blocks, furniture, and Robitice from other sources); and (ii) Owner and Borrowers shall continue to be bound by and perform their respective obligations under the attached License Agreement for Educational Curriculum and Content between Lender and Global Techniques (dba PCS Middle East) dated March 2007 (“License Agreement”).

6. Additional Conditions:

6.1 Failure on the part of Lender to exercise any right granted in this Note shall not constitute a waiver of such right or preclude the subsequent exercise and enforcement thereof.  This Note and all other documents and instruments executed and delivered in connection with the indebtedness evidenced by this Note are hereinafter collectively referenced as the “Loan Documents.”

6.2 Except as herein otherwise provided, all parties to this Note, including endorsers, sureties and guarantors, hereby jointly and severally waive presentment for payment, demand, protest, notice of protest, notice of demand and of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and agree to remain bound hereby until the Obligations are paid in full, notwithstanding any extensions of time for payment which may be granted by Lender, even though the period of extension be indefinite, and notwithstanding any inaction by, or failure to assert any legal rights available to, Lender under this Note.

6.3 If the Obligations, or any part hereof or thereof, are placed in the hands of an attorney for collection, whether by suit or otherwise, at any time, or from time to time, Borrowers and Owner shall be jointly and severally liable to Lender, in each instance, for all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees.  If a dispute shall arise as to whether any party is in default under this Note, the prevailing party shall be awarded reasonable attorney fees and costs in any suit, action or proceeding, including trial, arbitration, mediation, or appeal, as awarded by the court, arbiter or mediator.

7. Default:

7.1  It shall constitute an “Event of Default” under this Note if:  (i)  Borrowers fail to pay the principal balance of this Note or any other sums due hereunder  in full on or before the Maturity Date; or (ii) Global Techniques (dba PCS Middle East) defaults on any of its obligations under the License Agreement; or (iii) any of the representations or warranties made by Owner and Borrowers in paragraph 5 above shall be untrue in any material respect; or (iv) Owner or either of Borrowers breaches any of the covenants set forth in paragraph 5 above.   Upon the occurrence of any Event of Default, then, at the option of Lender, the entire outstanding principal balance of this Note and all other sums advanced by Lender on behalf of Borrower shall become and be immediately due and payable then or thereafter as Lender may elect, regardless of the Maturity Date hereof.

7.2 During the existence of any Event of Default, Lender may apply any sums received to any amount then due and owing hereunder or under the terms of any of the other Loan Documents as Lender may determine.  Neither the right nor the exercise of the right herein granted unto Lender to apply such proceeds as aforesaid shall serve to cure the default or preclude Lender from exercising its option to cause the entire indebtedness evidenced by this Note to become immediately due and payable by reason of Borrowers’ default under the terms of this Note or any of the other Loan Documents.

7.3 Any notice required hereunder shall be given shall be in writing and may be delivered (i) in person, with the date of notice being the date of personal delivery,

(ii) by United States Mail, postage prepaid for certified or registered mail, return receipt requested, with the date of notice being the date of the postmark on the return receipt, (iii) by facsimile, with confirmation of the transmittal of the fax and a copy of the fax deposited on the same day in the United States Mail, with the date of notice being the date of the fax, (iv) by e-mail, with confirmation of sending of the e-mail and a copy of the e-mail deposited on the same day in the United States Mail, with the date of notice being the date of the e-mail, (v) by nationally recognized delivery service such as Federal Express, with the date of notice being the date of delivery as shown on the confirmation provided by the delivery service Notices shall be addressed to the following addresses, or such other address as one party shall provide the other parties:

If to Lender:	345 Bobwhite Court, Suite 200 Boise, Idaho 83706 USA Attn: Anthony Maher, Chief Executive Officer
with copy to:	Hawley Troxell Ennis & Hawley LLP 877 West Main Street, Suite 1000 P.O. Box 1617 Boise, ID 83701 USA Attn: Richard A. Riley
If to either Borrower or Owner:	PCS Middle East Attn: Mohammed Yasser Refai 48 Yousef Abass Street Cairo 11371 Egypt

8. Severability:  If any clauses or provisions herein operate or would prospectively operate to invalidate this Note, then such clauses or provisions only shall be held for naught, as though not herein contained and the remainder of this Note shall remain operative and in full force and effect.

9. Captions:  The captions set forth at the beginning of the various paragraphs of this Note are for convenience only and shall not be used to interpret or construe the provisions of this Note.

10. Successors and Assigns:  This Note and the Obligations hereunder shall be binding upon Borrowers and Owner and their respective heirs, personal representatives, successors and assigns and shall inure to the benefit of Lender, its successors and assigns.

11. Governing Law; Jurisdiction:  This Note shall be governed by and construed in accordance with the laws of the state of Idaho and if controlling, by the laws of the United States.  Borrowers and Owner consent to the jurisdiction of the Idaho state and federal district courts; and venue for mediation, litigation and all other proceedings shall be located in Ada County, Idaho.

12. Counterparts:   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Owner and Borrowers have executed this Note as of the day and year first above written.

OWNER:	BORROWERS:
/Mohamed Yasser Refai/ . Mohamed Yasser Refai, individually	PCS Middle East Company, a Saudi Arabian corporation By: /Mohamed Yasser Refai/ . Mohamed Yasser Refai, Executive Manager
PCS Middle East Company, a corporation domiciled in Cairo, Egypt By: /Mohamed Yasser Refai/ . Mohamed Yasser Refai, Executive Manager